EXHIBIT 1

The following persons may be deemed members of a group filing this Schedule under Rule 13d- 1(c):

      Jerry Bloomberg
      Sondra Bloomberg
      Michael Bloomberg
      Lee Bloomberg
      Ronald Bloomberg
      Jerry Bloomberg and Sondra Bloomberg Family Foundation J& S Bloomberg Associates, LP Kenjer Industries, Inc.
      Romac Electronics Profit Sharing Plan
      Night Vision, Inc.